Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (filed on or about February 8, 2013) pertaining to the First Amended and Restated 2006 Non-Employee Director Stock Option Plan of Medallion Financial Corp. of our reports dated March 27, 2012 on (i) the consolidated financial statements of Medallion Financial Corp. and subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the three-year period ended December 31, 2011 and on the selected financial ratios and other data for each of the five years in the five-year period ended December 31, 2011, and the consolidated schedules of investments in and advances to affiliates as of and for the years ended December 31, 2011 and 2010; (ii) the effectiveness of internal control over financial reporting as of December 31, 2011; and (iii) the financial statements of Medallion Bank as of December 31, 2011 and 2010 and for each of the three years in the three-year period ended December 31, 2011; and (iv) the consolidated schedules of investments as of December 31, 2011 and 2010, all of which appear in the Annual Report on Form 10-K of Medallion Financial Corp. for the year ended December 31, 2011.

/s/ WeiserMazars LLP
WeiserMazars LLP
New York, New York
February 8, 2013